Exhibit 2.1

Amendment No. 1 To Merger Agreement

Dated August 27, 2019

This Amendment No. 1 to Merger Agreement (this “Amendment”) is entered into as of the date first set forth above, by and between among (i) Caduceus Software Systems Corp., a Wyoming corporation (“CSOC”), (ii) Caduceus Merger Sub, Inc., a Wyoming corporation and a wholly owned subsidiary of CSOC (“Merger Sub”) and (iii) CEN Biotech, Inc., an Ontario, Canada corporation (“CEN”). CSOC, Merger Sub and CEN may be collectively referred to herein as the “Parties” and individually as a “Party.

WHEREAS, the Parties are all of the parties to that certain Merger Agreement, dated as of June 21, 2019 (the “Original Agreement”) and now wish to amend the Original Agreement as set forth herein; and

WHEREAS, pursuant to Section 9.09 of the Original Agreement, the Parties may amend the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment. Pursuant to Section 9.09 of the Original Agreement, the date “August 30, 2019” in Section 7.03(h) of the Original Agreement is hereby amended to read “December 31, 2019”.

2.	Miscellaneous.

(a)	Defined terms used herein without definition shall have the meaning given to them in the Original Agreement.

(b)

This Amendment and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming without application of the conflicts of laws provisions thereof.

(c)

This Amendment shall be deemed a part of, but shall take precedence over and supersede any provisions to the contrary contained in, the Original Agreement. Except as specifically modified hereby, all of the provisions of the Original Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

(d)

This Amendment may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.

CEN Biotech, Inc.

By:        /s/Joseph Byrne

Name:   Joseph Byrne

Title:     Chief Executive Officer

Caduceus Software Systems Corp.

By:        /s/Richard Tang

Name:   Richard Tang

Title:     Chief Executive Officer

Caduceus Merger Sub, Inc.

By:        /s/Richard Tang

Name:   Richard Tang

Title:     Chief Executive Officer

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